Exhibit 99.1

Moody's Corporation Reports Results for First-Quarter 2015

  1Q15 revenue up 13% from 1Q14 to $865.6 million; up 18% on a constant currency basis
  1Q15 operating income up 12% from 1Q14 to $371.3 million; up 18% on a constant currency basis
  1Q15 GAAP EPS up 11% from 1Q14 to $1.11
  Reaffirming FY 2015 guidance of GAAP EPS in the range of $4.55 to $4.65

NEW YORK--(BUSINESS WIRE)--May 1, 2015--Moody’s Corporation (NYSE:MCO) today announced results for the first-quarter 2015.

FIRST-QUARTER 2015 HIGHLIGHTS

Moody’s Corporation reported revenue of $865.6 million for the three months ended March 31, 2015, up 13% from $767.2 million for same period of 2014.

Operating expense in first-quarter 2015 totaled $494.3 million, a 14% increase from $434.2 million. Operating income was $371.3 million, up 12% from $333.0 million. Adjusted operating income (operating income before depreciation and amortization) was $399.9 million, up 12% from $356.1 million. Operating margin for first-quarter 2015 was 42.9%, and adjusted operating margin was 46.2%. GAAP EPS of $1.11 was up 11% from first-quarter 2014 GAAP EPS of $1.00.

"Moody’s first-quarter 2015 revenue increased 13% year over year, reflecting double-digit growth from both Moody’s Investors Service and Moody’s Analytics,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “We are reaffirming our full-year 2015 earnings per share guidance of $4.55 to $4.65 despite our expectations for uneven global growth as well as the strength of the U.S. dollar at current exchange rates.”

MCO FIRST-QUARTER 2015 REVENUE UP 13%

Moody’s Corporation reported global revenue of $865.6 million for first-quarter 2015, up 13% from first-quarter 2014. Foreign currency translation unfavorably impacted revenue by 5%. U.S. revenue was $499.8 million, up 17% from $425.6 million, while non-U.S. revenue was $365.8 million, up 7% from $341.6 million. Revenue generated outside the U.S. constituted 42% of total revenue, versus 45% in the year-ago period.

MIS First-Quarter Revenue Up 14%

Global revenue for Moody’s Investors Service (MIS) for first-quarter 2015 was $602.3 million, up 14% from the prior-year period. Foreign currency translation unfavorably impacted MIS revenue by 5%. U.S. revenue was $371.5 million, up 18%, while non-U.S. revenue was $230.8 million, up 8%. Excluding the 2014 consolidation of ICRA Ltd., MIS revenue grew 12% year-over-year.

Global corporate finance revenue was $298.7 million in first-quarter 2015, up 13% from the prior-year period, reflecting increased investment-grade issuance from heightened M&A activity, as well as strong investor demand for high-yield bonds. Partially offsetting these gains was a contraction in bank loan issuance. Corporate finance U.S. revenue increased 13%, while non-U.S. revenue increased 14%.

Global structured finance revenue totaled $101.3 million for first-quarter 2015, up 6% from a year earlier, primarily the result of strong U.S. commercial real estate issuance. Structured finance U.S. revenue was up 13%, while non-U.S. revenue was down 6%.

Global financial institutions revenue was $93.8 million, up 10% compared to the prior-year period, primarily due to increased revenue from U.S. finance companies and insurers. Partially offsetting the increase was a decrease in revenue from global managed investment issuers, which experienced elevated activity in the prior year. Financial institutions U.S. and non-U.S. revenue was up 19% and 4%, respectively.

Global public, project and infrastructure finance revenue was $100.7 million, up 25% resulting from increases in U.S. municipal financing activity and global municipal infrastructure issuance. Public, project and infrastructure finance U.S. revenue was up 37%, while non-U.S. revenue was up 7%.

MA First-Quarter Revenue Up 11%

Global revenue for Moody’s Analytics (MA) for first-quarter 2015 was $263.3 million, up 11% from first-quarter 2014. Foreign currency translation unfavorably impacted MA revenue by 5%. MA’s U.S. revenue was $128.3 million, up 17%, and its non-U.S. revenue was $135.0 million, up 5%. Excluding the 2014 acquisitions of Lewtan Technologies and WebEquity Solutions, MA revenue grew 7% year-over-year.

Global revenue from research, data and analytics (RD&A) was $149.6 million, up 9% from the prior-year period. Growth was driven by strong sales of credit research and licensing of ratings data, higher customer retention rates, and the acquisition of Lewtan Technologies in October 2014. RD&A U.S. revenue was up 13%, while non-U.S. revenue was up 3%.

Global enterprise risk solutions (ERS) revenue of $77.1 million was up 29% from first-quarter 2014, resulting from strong project delivery across all product offerings, as well as the acquisition of WebEquity in July 2014. ERS U.S. revenue was up 41%, while non-U.S. revenue was up 22%.

Global revenue from professional services of $36.6 million was down 10% from the prior-year period, primarily due to the year-over-year effect of exiting certain Copal Amba product lines in late 2014. Professional services U.S. revenue was down 4%, while non-U.S. revenue was down 13%.

FIRST-QUARTER 2015 EXPENSE UP 14%

First-quarter 2015 expense for Moody’s Corporation was $494.3 million, up 14% from the prior-year period, primarily due to increased headcount and added operating expense from 2014 acquisitions. Foreign currency translation favorably impacted expense by 4%.

Operating income was $371.3 million, up 12% from $333.0 million. Adjusted operating income of $399.9 million also increased 12% from the prior-year period. Foreign currency translation unfavorably impacted operating income by 7%. The operating margin was 42.9%, down from 43.4%. The adjusted operating margin was 46.2%, down from 46.4%.

Moody’s effective tax rate was 32.9% for first-quarter 2015, compared with 28.9% for the prior-year period, which included a benefit from the resolution of a foreign tax audit.

2015 CAPITAL ALLOCATION AND LIQUIDITY

3.8 Million Shares Repurchased in First Quarter

During first-quarter 2015, Moody’s repurchased 3.8 million shares at a total cost of $365.8 million, or an average cost of $95.20 per share, and issued 2.3 million shares as part of its annual employee stock-based compensation plans. Outstanding shares as of March 31, 2015 totaled 202.2 million, down 5% from the prior year. As of March 31, 2015, Moody’s had $1.2 billion of share repurchase authority remaining.

€500 Million Issued on March 9, 2015

On March 9, 2015, Moody’s issued €500 million of 12-year senior unsecured notes at 1.75%, hedging the Company’s euro net assets. At quarter-end, Moody’s had $3.1 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.0 billion, down $49.5 million from a year earlier. Free cash flow in first-quarter 2015 was $242.8 million, up 54% from first-quarter 2014 due to the increase in net income and changes in working capital.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2015

Moody’s outlook for 2015 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s full-year 2015 GAAP EPS guidance remains in the range of $4.55 to $4.65, although certain components of Moody’s 2015 revenue guidance have been modified to reflect the Company’s current view of business conditions.

Global MIS revenue for full-year 2015 is still expected to increase in the mid-single-digit percent range. However, U.S. revenue is now expected to increase in the high-single-digit percent range and non-U.S. revenue is now expected to increase in the low-single-digit percent range. Within MIS, structured finance revenue and financial institutions revenue are now each expected to increase in the low-single-digit percent range.

Global MA revenue for full-year 2015 is still expected to increase in the mid-single-digit percent range. However, U.S. revenue is now expected to increase in the low-double-digit percent range and non-U.S. revenue is now expected to increase in the low-single-digit percent range. Within MA, professional services revenue is now expected to decrease in the low-single-digit percent range.

A full summary of Moody’s guidance as of May 1, 2015 is included in the 2015 Outlook table at the end of this press release.

CONFERENCE CALL

Moody’s will hold a conference call to discuss its first-quarter 2015 results, as well as its 2015 outlook, on May 1, 2015, at 11:30 a.m. EST. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. EST. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 3:30 p.m. EST, May 30, 2015.

A replay of the teleconference will be available from 3:30 p.m. EST on May 1, 2015 until 3:30 p.m. EST on May 30, 2015. The replay can be accessed from within the U.S. and Canada by dialing 888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 6383368.

ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.3 billion in 2014, employs approximately 10,000 people worldwide and maintains a presence in 33 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2015 and other forward-looking statements in this release are made as of May 1, 2015, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown; concerns in the marketplace affecting Moody’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of Moody’s operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those Legacy Tax Matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and US laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,

	2015	2014
Amounts in millions, except per share amounts

Revenue	$865.6	$767.2

Expenses:
Operating	244.4	216.0
Selling, general and administrative	221.3	195.1
Depreciation and amortization	28.6	23.1
Total expenses	494.3	434.2

Operating income	371.3	333.0
Non-operating (expense) income, net
Interest (expense) income, net	(29.3)	(23.8)
Other non-operating (expense) income, net	2.5	2.4
Total non-operating (expense) income, net	(26.8)	(21.4)
Income before provision for income taxes	344.5	311.6
Provision for income taxes	113.2	89.9
Net income	231.3	221.7
Less: net income attributable to non-controlling interests	1.2	3.7
Net income attributable to Moody's Corporation	$230.1	$218.0

Earnings per share attributable to Moody's common shareholders
Basic	$1.14	$1.02
Diluted	$1.11	$1.00
Weighted average number of shares outstanding
Basic	202.7	214.0
Diluted	206.5	218.5

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended
	March 31,

Amounts in millions	2015	2014

Moody's Investors Service
Corporate Finance	$298.7	$264.4
Structured Finance	101.3	95.3
Financial Institutions	93.8	85.4
Public, Project and Infrastructure Finance	100.7	80.7
MIS Other*	7.8	3.3
Intersegment royalty	22.3	21.5
Sub-total MIS	624.6	550.6
Eliminations	(22.3)	(21.5)
Total MIS revenue	602.3	529.1

Moody's Analytics
Research, Data and Analytics	149.6	137.6
Enterprise Risk Solutions	77.1	59.8
Professional Services	36.6	40.7
Intersegment revenue	3.3	3.3
Sub-total MA	266.6	241.4
Eliminations	(3.3)	(3.3)
Total MA revenue	263.3	238.1
Total Moody's Corporation revenue	$865.6	$767.2

Moody's Corporation revenue by geographic area
United States	$499.8	$425.6
International	365.8	341.6
	$865.6	$767.2

*Pursuant to the acquisition of ICRA Ltd. (ICRA) in 2014, the Company realigned certain components of its presentation of revenue by LOB. Beginning in the fourth quarter of 2014, ICRA’s non-ratings revenue was combined with non-ratings revenue associated with Moody’s majority ownership of Korea Investors Service (KIS) to form the “MIS Other” LOB. Non-ratings revenue from KIS was previously reported in MA’s RD&A LOB. Expenses relating to ICRA’s and KIS’s non-ratings revenue are now reported in the MIS segment. The prior year comparative results have been reclassified to reflect this realignment.

Table 3 - Supplemental Revenue Reclassification (Unaudited)

The following table summarizes the 2014 impact of the reclassification of non-ratings revenue associated with Moody's majority ownership of KIS, which was formerly reported in MA's RD&A LOB, to the MIS Other LOB.

	Three Months Ended
	March 31, 2014

Amounts in millions	As Reported	Reclassification	As Reclassified

Moody's Investors Service
Corporate Finance	$264.4	$-	$264.4
Structured Finance	95.3	-	95.3
Financial Institutions	85.4	-	85.4
Public, Project and
Infrastructure Finance	80.7	-	80.7
MIS Other	-	3.3	3.3
Total MIS revenue	525.8	3.3	529.1

Moody's Analytics
Research, Data and Analytics	140.9	(3.3)	137.6
Enterprise Risk Solutions	59.8	-	59.8
Professional Services	40.7	-	40.7
Total MA revenue	241.4	(3.3)	238.1

Total Moody's Corporation revenue	$767.2	$-	$767.2

Table 4 - Non-operating (expense) income, net

	Three Months Ended
	March 31,

	2015	2014
Amounts in millions

Interest expense, net:
Expense on borrowings	$(28.3)	$(26.1)
Income	1.9	1.6
UTPs and other tax related liabilities	(3.2)	0.6
Interest Capitalized	0.3	0.1
Total interest expense, net	$(29.3)	$(23.8)
Other non-operating (expense) income, net:
FX gain/(loss)	$-	$1.0
Joint venture income (loss)	1.9	1.8
Other	0.6	(0.4)
Other non-operating income (expense), net	2.5	2.4
Total non-operating (expense) income, net	$(26.8)	$(21.4)

Table 5 - Selected Consolidated Balance Sheet Data (Unaudited)

	March 31,	December 31,
	2015	2014
Amounts in millions
Cash and cash equivalents	$1,509.9	$1,219.5
Short-term investments	485.5	458.1
Total current assets	3,039.3	2,686.4
Non-current assets	1,936.7	1,982.6
Total assets	4,976.0	4,669.0
Total current liabilities	1,138.2	1,199.7
Total debt (1)	3,095.1	2,547.3
Other long-term liabilities	888.9	879.1
Total shareholders' equity(deficit)*	(146.2)	42.9
Total liabilities and shareholders' equity	4,976.0	4,669.0

Actual number of shares outstanding	202.2	204.4

* The decrease primarily reflects share repurchases and FX translation losses partially offset by net income in the first three months of 2015.
	March 31,	December 31,
(1) Total debt consists of the following:	2015	2014
Series 2007-1 Notes due 2017	$300.0	$300.0
2010 Senior Notes due 2020 (a)	511.1	503.8
2012 Senior Notes due 2022 (b)	497.0	496.9
2013 Senior Notes due 2024 (c)	497.5	497.5
2014 Senior Notes due 2019 (d)	454.1	450.7
2014 Senior Notes due 2044 (e)	298.4	298.4
2015 Senior Notes due 2027 (f)	537.0	-
Total debt	$3,095.1	$2,547.3

(a) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount and include a $13.0 million and a $5.8 million adjustment relating to the fair value of an interest rate hedge at March 31,2015 and December 31, 2014, respectively

(b) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount
(c) Represents $500 million of 4.9% publicly traded Senior Notes which mature on February 15, 2024; the notes were offered to the public at 99.431% of the face amount

(d) Represents $450 million of 2.75% publicly traded Senior Notes which mature on July 15, 2019; the notes were offered to the public at 99.838% of the face amount and include a $4.7 million and a $1.4 million adjustment relating to the fair value of an interest rate hedge at March 31, 2015 and December 31, 2014, respectively

(e) Represents $300 million of 5.25% publicly traded Senior Notes which mature on July 15, 2044; the notes were offered to the public at 99.462% of the face amount
(f) Represents €500 million of 1.75% publicly traded Senior Notes which mature on March 9, 2027

Table 6 - Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended March 31,
	2015				2014
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$624.6	$266.6	$(25.6)	$865.6	$550.6	$241.4	$(24.8)	$767.2
Operating, selling, general and administrative expense	281.3	210.0	(25.6)	465.7	248.6	187.3	(24.8)	411.1
Adjusted operating income	343.3	56.6	-	399.9	302.0	54.1	-	356.1

Depreciation and amortization	16.0	12.6	-	28.6	11.4	11.7	-	23.1
Operating income	$327.3	$44.0	$-	$371.3	$290.6	$42.4	$-	$333.0
Adjusted operating margin	55.0%	21.2%		46.2%	54.8%	22.4%		46.4%
Operating margin	52.4%	16.5%		42.9%	52.8%	17.6%		43.4%

Table 7 - Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes, shelf registrations and other non-rating subscription based revenue. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and outsourced research and analytical engagements.

	Three Months Ended March 31,

	2015			2014
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$213.6	$85.1	$298.7	$187.9	$76.5	$264.4
	72%	28%	100%	71%	29%	100%
Structured Finance	$61.8	$39.5	$101.3	$55.7	$39.6	$95.3
	61%	39%	100%	58%	42%	100%
Financial Institutions	$37.8	$56.0	$93.8	$29.0	$56.4	$85.4
	40%	60%	100%	34%	66%	100%
Public, Project and Infrastructure Finance	$64.4	$36.3	$100.7	$43.0	$37.7	$80.7
	64%	36%	100%	53%	47%	100%
MIS Other	$3.3	$4.5	$7.8	-	$3.3	$3.3
	42%	58%	100%	-	100%	100%
Total MIS	$380.9	$221.4	$602.3	$315.6	$213.5	$529.1
	63%	37%	100%	60%	40%	100%

Moody's Analytics	$60.6	$202.7	$263.3	$54.6	$183.5	$238.1
	23%	77%	100%	23%	77%	100%

Total Moody's Corporation	$441.5	$424.1	$865.6	$370.2	$397.0	$767.2
	51%	49%	100%	48%	52%	100%

Table 8 - 2015 Outlook:

Moody’s outlook for 2015 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance, which is presented in the table below, assumes foreign currency translation at end-of-quarter exchange rates.

Full-year 2015 Moody's Corporation guidance
MOODY'S CORPORATION	Current guidance as of May 1, 2015	Last publicly disclosed guidance on February 25, 2015
Revenue	growth in the mid-single-digit percent range	NC
Operating Expenses	growth in the mid-single-digit percent range	NC
Depreciation & amortization	Approximately $120 million	NC
Operating Margin	Approximately 43%	NC
Adjusted Operating Margin	Approximately 46%	NC
Effective tax rate	Approximately 32% - 33%	NC
GAAP EPS	$4.55 to $4.65	NC
Capital expenditures	Approximately $110 - $115 million	NC
Free cash flow	Approximately $1 billion	NC
Share repurchases	Approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC

Full-year 2015 revenue guidance
MIS	Current guidance as of May 1, 2015	Last publicly disclosed guidance on February 25, 2015
MIS global	growth in the mid-single-digit percent range	NC
MIS U.S.	growth in the high-single-digit percent range	growth in the mid-single-digit percent range
MIS Non-U.S.	growth in the low-single-digit percent range	growth in the mid-single-digit percent range
Corporate finance	growth in the mid-single-digit percent range	NC
Structured finance	growth in the low-single-digit percent range	growth in the mid-single-digit percent range
Financial institutions	growth in the low-single-digit percent range	growth in the mid-single-digit percent range
Public, project and infrastructure finance	growth in the high-single-digit percent range	NC
MA
MA global	growth in the mid-single-digit percent range	NC
MA U.S.	growth in the low-double-digit percent range	growth of approximately 10%
MA Non-U.S.	growth in the low-single-digit percent range	growth in the mid-single-digit percent range
Research, data and analytics	growth in the high-single-digit percent range	NC
Enterprise risk solutions	growth in the mid-single-digit percent range	NC
Professional services	decrease in the low-single-digit percent range	approximately flat
NC- There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 9 - Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

(amounts in millions)	Three Months Ended March 31,
	2015	2014
Operating income	$371.3	$333.0
Depreciation & amortization	28.6	23.1
Adjusted operating income	$399.9	$356.1
Operating margin	42.9%	43.4%
Adjusted operating margin	46.2%	46.4%

	Full-Year Ended December 31, 2015
Operating margin guidance	Approximately 43%
Depreciation and amortization	Approximately 3%
Adjusted operating margin guidance	Approximately 46%

Table 10 - Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

Three Months Ended March 31,
(amounts in millions)	2015	2014
Net cash flows from operating activities	$261.8	$177.2
Capital additions	(19.0)	(19.1)
Free cash flow	$242.8	$158.1
Net cash used in investing activities	$(49.3)	$(82.2)
Net cash provided by (used in) financing activities	$123.9	$(222.1)

Table 11 - Revenue and Operating Income Growth Excluding Foreign Exchange Impact:

The table below reflects reconciliations of the Company's reported revenue and operating income growth rates to their growth rates assuming 2015 results were translated using the same foreign currency rate as used in 2014. The Company presents the revenue and operating income growth rates using this approach because management deems this metric to be a useful measure when evaluating the Company's revenue and operating income growth from the prior year. Management believes that the exclusion of the impact of changes in foreign exchange rates on revenue and operating income growth, detailed in the reconciliation below, allows for a more meaningful comparison of the Company's results from period-to-period.

	Three Months Ended March 31, 2015
	MCO Revenue	MCO Operating Income
MCO reported growth rate	12.8%	11.5%
Add: Foreign currency impact	5.3%	6.5%
MCO growth rate excluding foreign exchange	18.1%	18.0%

Table 12 - Revenue Growth Excluding 2014 Acquisitions:

The table below reflects a reconciliation of the reported revenue growth rate to the growth rate excluding the impact of revenue from acquisitions which were completed in 2014. The Company presents the revenue growth rate excluding acquisitions because management deems this metric to be a useful measure when evaluating the Company's revenue growth from the prior year. Management believes that the exclusion of the impact of acquisitions on revenue growth, detailed in the reconciliation below, allows for a more meaningful comparison of the Company's results from period-to-period and across companies.

	Three Months Ended March 31, 2015
	MIS	MA
Reported revenue growth rate	14%	11%
Less: Impact of 2014 acquisitions	2%	4%
Revenue growth rate excluding acquisitions	12%	7%

CONTACT:
Michael Adler, 212-553-4667
Senior Vice President
Corporate Communications
michael.adler@moodys.com
or
Salli Schwartz, 212-553-4862
Global Head of Investor Relations
sallilyn.schwartz@moodys.com